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December 16, 2013

Sushil Dhiman
2448 Corum Court
Union City, California 94587

Dear Sushil:

On behalf of SMTC Corporation ("SMTC" or the "Company"), I am pleased to offer you the position of President and Chief Executive Officer, reporting to the Company's Board of Directors (the "Board"), and working from the Company's offices in San Jose, California. You will be appointed to the Board upon your commencement of employment. Your appointments are subject to approval by the Board and your compensation package as outlined herein is subject to approval of the Compensation Committee of the Board ("Compensation Committee"). For purposes of this letter, your first day of work at SMTC will be considered your "Employment Start Date." Your Employment Start Date will be not later than January 6, 2014. All dollar amounts in this letter refer to U.S. funds.

Base Salary. Your starting annual base salary will be $27,916.66 per month ($335,000.00 annually), less applicable taxes, deductions and withholdings, paid in accordance with Company practice, and subject to annual review.

Sign-On Bonus. You will receive a cash sign-on bonus of $25,000, less applicable taxes, deductions and withholdings, payable on April 1, 2014, provided that you are employed by the Company as of that date.

Short-Term Incentive Compensation. You will be eligible to participate in the Company's short term incentive plan ("STIP") with a target incentive of 60% of your annual base salary, pro-rated based on the period of time you are employed at SMTC during the relevant Company fiscal year, less applicable taxes, deductions, and withholdings. Notwithstanding the foregoing sentence, there shall be no proration of your STIP bonus target incentive for 2014 if you commence work at SMTC not later than the Employment Start Date. Target incentives do not constitute a promise of payment. To qualify for the STIP bonus, you must remain employed with the Company through the date that the STIP bonus is paid, except that if you are terminated without Cause (as defined herein) after the end of the fiscal year for which the STIP bonus is earned but prior to the date the STIP bonus is paid, you will still receive the STIP bonus earned. Your actual STIP payout will depend on SMTC financial performance and the Compensation Committee's assessment of your individual performance, and any STIP payout is subject to and governed by the terms and requirements of the STIP, as approved and amended by the Compensation Committee from time to time. The STIP bonus will be paid following Compensation Committee approval of the STIP bonus amount and within 10 days following release of the Company's audited financial statements for the fiscal year for which the STIP bonus is earned.

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Long-Term Incentive Compensation. Subject to approval by the Compensation Committee, beginning with the 2015 Company fiscal year, you will be entitled to receive annual equity awards under the SMTC 2010 Incentive Plan, or its successor (the "LTIP"), with an aggregate award value equal to 60% of your annual base salary (the "Annual LTIP Grant"), with two-thirds of such Annual LTIP Grant in the form of restricted stock units ("RSUs") and the remaining one-third of such Annual LTIP Grant in the form of options to purchase the Company's common stock ("Stock Options"). One-half of the RSUs will vest on the third anniversary of the grant date and one-half of the RSUs will vest on the third anniversary of the grant date if and only if TSR-based performance criteria established at the time of grant by the Compensation Committee in consultation with you have been satisfied. The Stock Options will vest in three equal tranches on the 12-month, 24-month and 36-month anniversaries of the grant date, provided that, in each case, you are employed by the Company on the applicable vesting date.

Initial Grant of Restricted Stock Units. You will also receive an initial award of RSUs under the LTIP with an aggregate award value of $250,000 ("Initial RSUs"), such grant to be made to you as of the Employment Start Date. The Initial RSUs will vest on the third anniversary of the grant date, provided that you are employed by the Company on the vesting date.

General Terms. Subject to any specific provisions herein, all grants will be on such terms and conditions as determined by the Compensation Committee. All grants hereunder shall be made pursuant to the LTIP and shall be subject to the terms and conditions of the LTIP. All grants under the LTIP will be subject to any applicable tax withholdings or deductions.

Company Policies. You recognize that your incentive compensation will be subject to any applicable Company policies, practices or procedures in effect from time to time including any policies respecting stock ownership, compensation recoupment or clawback and other similar policies.

Benefits. You will be eligible to participate in those benefits made available by SMTC to its executive officers from time to time, including the Company's 401(k) plan. Please refer to the benefit plan documents for applicable terms and conditions. Of course, SMTC may change its benefits at any time.

SMTC will reimburse you for reasonable business expenses incurred in connection with your employment upon presentation of appropriate documentation in accordance with the Company's expense reimbursement policies. To assist in your transition, we will also reimburse you in an amount up to $2,000 per month for the first six months of your employment for housing and related living expenses you incur when working from the Company's Markham, Ontario office.

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Paid Time Off. You will be eligible for four weeks of paid vacation annually during each Company fiscal year in accordance with any Company vacation policy in place from time to time. If notwithstanding Company policy any applicable law requires that vacation pay be carried over to a subsequent fiscal year or paid out upon a termination of employment, vacation time will accrue up to a maximum of 160 hours in any fiscal year.

Agreement and No Conflict with Prior Agreements. As an employee of SMTC, you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of SMTC and its subsidiaries. Therefore, you agree to be bound by those restrictions set forth in Annex A to this letter. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at SMTC. SMTC requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this letter, you represent that your employment with SMTC will not breach any agreement you have with any third party.

Obligations. During your employment, you will devote your full business efforts and time to SMTC. This obligation, however, will not preclude you from engaging in civic, charitable or religious activities as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment with SMTC.

Employment At-Will. Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or SMTC, with or without cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by SMTC and you. Notwithstanding the foregoing, if your employment is terminated by SMTC other than for Cause (as defined below), then SMTC will offer you severance benefits described below. All severance benefits, including benefits payable in connection with a Change in Control Event (as defined below), are conditioned on you signing a full release of any and all claims against SMTC, its subsidiaries and affiliates in a release form acceptable to SMTC (within the period specified in it by the Company) after the termination of your employment and you not revoking that release pursuant to any revocation rights afforded by applicable law. Upon a termination of your employment, you hereby resign as of the date of that termination as a director and officer of SMTC and its subsidiaries and as a fiduciary of any of its or their benefit plans, and you agree to promptly execute and deliver upon such termination any document reasonably required by SMTC to evidence the foregoing.

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Severance/Termination. In the event your employment is terminated by the Company other than for Cause (other than in connection with or within twelve (12) months following an event described in clause (i), (ii) or (iv) of the definition of a Covered Transaction contained in the Company's 2010 Incentive Plan) (a "Change in Control Event")), you will receive your accrued and unpaid base salary through the date of termination and will receive continued payment of your base salary in accordance with the Company's regular payroll practice for a period of six months commencing on the first payroll period following the thirtieth day after termination of employment. In the event that you terminate your employment or your employment is terminated for Cause, you shall receive no salary or other benefits other than accrued and unpaid base salary through the date of termination. In this letter, "Cause" means:

(a) your refusal or material failure to perform your job duties and responsibilities (other than by reason of your serious physical or mental illness, injury, or medical condition) after being given reasonable notice of such failure and a reasonable opportunity to cure;

(b) your failure or refusal to comply in any material respect with material Company policies or lawful directives of the Board after being given reasonable notice of such non-compliance and a reasonable opportunity to cure;

(c) your material breach of any contract or agreement between you and the Company (including, but not limited to, this letter agreement and any other agreement between you and the Company), or your material breach of any statutory duty, fiduciary duty or any other obligations that you owe to the Company, provided that you have been given reasonable notice of such breach and a reasonable opportunity, if such breach is curable, to cure;

(d) your commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets;

(e) your engaging in unprofessional, unethical or other intentional acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company; or

(f) your indictment or conviction or plea of *nolo contendre* or guilty plea with respect to any felony or crime of moral turpitude.

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Change in Control. In the event your employment is terminated by the Company other than for Cause or if you resign for Good Reason (as defined herein) in connection with or within twelve (12) months following a Change in Control Event, you will receive your accrued and unpaid base salary and, to the extent applicable, vacation through the date of termination and will receive continued payment of your base salary in accordance with the Company's regular payroll practice for a period of twelve (12) months commencing on the first payroll period following the thirtieth day after termination of employment and full vesting of all outstanding unvested RSUs and Stock Options. In the event that you terminate your employment without Good Reason or your employment is terminated for Cause in connection with or within twelve (12) months following a Change in Control Event, you shall receive no salary or other benefits other than accrued and unpaid base salary and, to the extent applicable, vacation through the date of termination.

In this letter, "Good Reason" means that you resign your employment after one of the following conditions has come into existence without your consent:

(a) a reduction in your base salary by more than 20% that is not part of an overall equivalent compensation reduction affecting substantially all of the Company's executive officers; or

(b) A material diminution of your authority, duties or responsibilities,

provided that you give the Company reasonable notice of your intention to resign and a reasonable opportunity to cure.

Code of Ethics and SMTC Policies. SMTC is committed to creating a positive work environment and conducting business ethically. As an employee of SMTC, you will be expected to abide by the Company's policies and procedures including, but not limited to, all codes of ethics and SMTC's Corporate Governance Guidelines.

Non-Disparagement. You agree during and after termination of your employment with the Company, not to knowingly disparage the Company, its subsidiaries or its officers, directors, employees or agents in any manner that could be harmful to it or them or its or their business, business reputation or personal reputation. The Company agrees during and after termination of your employment with the Company, not to knowingly disparage you in any manner that could be harmful to you or your business or personal reputation. This paragraph will not be violated by statements from either party that are truthful, complete and made in good faith in required response to legal process or governmental inquiry. You also agree that any breach of this non-disparagement provision by you shall be deemed a material breach of this letter.

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Entire Agreement. This letter and the referenced documents and agreements constitute the entire agreement between you and SMTC with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and SMTC concerning those subject matters.

Eligibility to Work in the United States. In order for SMTC to comply with U.S. law, by your Employment Start Date you must provide to SMTC appropriate documentation to verify your authorization to work in the United States. SMTC may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

IRC 409A. This letter is intended to comply with the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4) and be exempt from Section 409A of the Code, and shall be construed and interpreted in accordance with such intent, provided that, if any severance provided at any time hereunder involves non-qualified deferred compensation within the meaning of Section 409A of the Code, it is intended to comply with the applicable rules with regard thereto and shall be interpreted accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment that are considered "nonqualified deferred compensation" under Section 409A of the Code unless such termination is also a "separation from service" within the meaning of Section 409A of the Code and, for purposes of any such provision of this letter, references to a "termination," "termination of employment" or like terms shall mean "separation from service." If you are deemed on the date of termination to be a "specified employee" within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a "separation from service," such payment or benefit shall be made or provided at the date which is the earlier of (A) the date that is immediately following the expiration of the six (6)-month period measured from the date of your "separation from service", and (B) the date of your death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Section 409A of the Code, your right to receive any installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this letter that is considered non-qualified deferred compensation. In the event the time period for considering any release and it becoming effective as a condition of receiving severance shall overlap two calendar years, no amount of such severance shall be paid in the earlier calendar year.

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Background Check. You represent that all information provided to SMTC or its agents with regard to your background is true and correct.

Governing Law; Jurisdiction and Venue. All matters relating to or arising out of this letter or the employment relationship of the parties will be governed by and construed and interpreted under the laws of Delaware, without regard to conflict of law principles. Any action, suit, litigation or proceeding commenced, brought, arising out of or relating to this letter or the employment relationship shall be brought in the state courts of the State of Delaware, including the Delaware Court of Chancery (New Castle County) and each party irrevocably submits to the exclusive jurisdiction of such courts in any such action, suit, litigation or proceeding, waives any objection to venue or convenience of forum it has or may have, agrees that all such matters shall be heard and determined only in such courts and agrees not to bring any such action, suit, litigation or proceeding in any other courts. Each party acknowledges and agrees that this paragraph constitutes a voluntary and bargained-for agreement between the parties. Each party acknowledges that any matter arising under this letter is likely to involve complex and difficult issues and therefore each party irrevocably and unconditionally waives any right to a trial by jury.

We look forward to you joining SMTC. Please indicate your acceptance of this offer by signing where indicated below and returning an executed copy of this offer to me at your earliest convenience.

Sincerely,

Lawrence H. Silber

Lawrence H. Silber
Interim President and CEO

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I accept this offer of employment with SMTC Corporation and agree to the terms and conditions outlined in this letter.

Sushil Dhiman

December 18, 2014
Date

January 6, 2014
Planned Employment Start Date

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Annex A

Non-Competition. The Executive (defined below) recognizes and understands that in performing his duties and obligations as President and Chief Executive Officer of the Company, he will occupy a position of high fiduciary trust and confidence, pursuant to which he will develop and acquire wide experience and knowledge with respect to the business of the Company and its subsidiaries. It is the expressed intent and agreement of the Executive and the Company that such knowledge and experience shall be used solely and exclusively in the furtherance of the business interests of the Company and not in any manner that would be detrimental to it.

The Executive therefore agrees that for the duration of the Restricted Period (defined below), the Executive will not engage in any undertaking or have any financial interest in any person or entity which currently competes or is expected to compete with the existing or projected businesses of the Company and its subsidiaries. If the Executive's employment is terminated for any reason whatsoever, this obligation shall continue in full force and effect.

Notwithstanding the foregoing, nothing shall prevent the Executive from owning securities listed on a recognized stock exchange so long as those securities do not represent more than 2% of the issued securities of any class of any company which competes with the Company.

For the purposes of this Annex A, the "Executive" means Sushil Dhiman, and the "Restricted Period" means the period during which the Executive is employed by the Company or serves as a member of the Board and the six (6) month period commencing immediately after he ceases to be an employee or member of the Board (including, without limitation, by reason of the termination of the Executive's employment by the Executive or the Company).

Non-Solicitation. During the Restricted Period, the Executive will not:

(a) canvass or solicit or prepare or attempt to canvass or solicit, whether directly or indirectly, for the purpose of selling to a Customer (defined below) any products or services which are the same or substantially similar to products or services sold by the Company or its subsidiaries to that Customer; or

(b) entice, solicit or prepare or attempt to entice or solicit any officer, employee, contractor, agent or consultant of the Company or any of its subsidiaries away from employment with or engagement by the Company or any of its subsidiaries.

For the purposes of this Annex A, "Customer" shall mean any person to whom the Company or any of its subsidiaries sells or provides products or services at the time the Executive ceases to be an employee, or within six months prior thereto, or with whom the Company or any of its subsidiaries is, or was within six months prior thereto, in negotiation at the time the Executive's employment is terminated, with a view to selling or providing goods or services to such person.

Non-Disclosure of Confidential Information. The Executive acknowledges that in the course of performing and fulfilling his duties and obligations to the Company he will have access to, and will be entrusted with, confidential information concerning the activities, business operations, customers and clients of the Company and its subsidiaries which information is not generally known in the industry in which the Company and its subsidiaries do business ("Confidential Information") and that the disclosure of any Confidential Information to competitors of the Company or any of its subsidiaries or to other persons would be highly detrimental to the interests of the Company and its subsidiaries. The Executive further acknowledges and agrees that the right to maintain confidential such Confidential Information is a proprietary right that the Company is entitled to protect. Accordingly, the Executive covenants and agrees that except as required by law, a court order or similar proceedings (provided that Executive notifies the Company immediately upon such compulsion and discloses no more Confidential Information than legally compelled), he will not during his employment or anytime thereafter disclose any such Confidential Information to any person, nor shall he use the same, except as required for legitimate business purposes in the normal course of his employment with the Company.

Inventions. The Executive agrees that all right, title and interest in and to any information, trade secrets, inventions, discoveries, developments, derivative works, improvements, research materials and products made or conceived by the Executive alone or with others during the course of the Executive's employment or relating to the business or affairs of the Company shall belong exclusively to the Company. The Executive hereby irrevocably waives in favor of the Company any and all copyright and moral rights, and irrevocably assigns to the Company any and all legal rights, that the Executive may have in respect of any such materials. The Executive agrees to execute any assignments and/or acknowledgements as may be requested by the Company from time to time, at the expense of the Company, without any further remuneration.

Acknowledgement and Agreement. The Executive acknowledges that the restrictive covenants contained above have been considered by the Executive and that the restraints and restrictions on his future activities are reasonable in the circumstances and he hereby irrevocably waives all defenses thereto. The Executive agrees that, in addition to any other remedies at law that the Company may have (which other remedies the Executive acknowledges to be inadequate to protect the Company's legitimate interests), the Company will be entitled to obtain injunctive relief in the event of a breach of any provision of this Annex A.

Scope of Application. The foregoing restrictions shall apply to any action taken by the Executive, directly or indirectly, alone or in concert or in partnership with others, whether as an agent, representative, principal, shareholder, employee, consultant, director or in any other capacity.